The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. Subject to completion dated November 17, 2020.

Preliminary Pricing Supplement No. F1262 To Product Supplement No. I–A dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 November 17, 2020
Financial Products

$

Contingent Coupon Autocallable Reverse Convertible Securities due November 26, 2021

Linked to the Performance of the Lowest Performing of the Common Stock of FedEx Corporation and the Common Stock of Caterpillar Inc.

•	The securities do not guarantee any return of principal or delivery of securities at maturity and do not provide for the regular payment of interest.

•	If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount expected to be at least $43.95 (equivalent to approximately 17.58% per annum) (to be determined on the Trade Date) per $1,000 principal amount of securities and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. If a Coupon Barrier Event has occurred on an Observation Date, you will not receive the contingent coupon for such Observation Date on the immediately following Contingent Coupon Payment Date. Contingent coupons should not be viewed as ordinary periodic interest payments.

•	If a Trigger Event has occurred, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable on the immediately following Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that were not paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made following an Automatic Redemption.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of any Underlying, (ii) accept the risks of owning equities in general and the Lowest Performing Underlying in particular and (iii) if a Knock-In Event has occurred, lose some or all of their investment, excluding contingent coupons on the securities, if any.

•	Senior unsecured obligations of Credit Suisse maturing November 26, 2021. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities is expected to be determined on or about November 18, 2020 (the “Trade Date”), and the securities are expected to settle on or about November 25, 2020 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 10 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts will pay a purchase price of $977 per security, and the placement agent with respect to sales made to such accounts will forgo any discounts and commissions.

(2) Citigroup Global Markets Inc., which we refer to as CGMI, will act as placement agent for the securities. CGMI will forgo discounts and commissions for sales to fiduciary accounts. The total discounts and commissions represent the amount that CGMI receives from sales to accounts other than such fiduciary accounts. CGMI will receive discounts and commissions from Credit Suisse or one of our affiliates that will not exceed $23 per $1,000 principal amount of securities.

For more information, see “Supplemental Plan of Distribution” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $900 and $990 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Citigroup

November   , 2020

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Reference Share Issuer:	For each Underlying, the issuer of such Underlying.
Underlyings:	The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For additional information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and expected Knock-In Level, Coupon Barrier Level and Trigger Level (each level to be determined on the Trade Date):
Underlyings	Ticker	Initial Level	Knock-In Level	Coupon Barrier Level	Trigger Level
Common stock of FedEx Corporation	FDX UN <Equity>		(Approximately 80% of Initial Level)	(Approximately 80% of Initial Level)	(100% of Initial Level)
Common stock of Caterpillar Inc.	CAT UW <Equity>		(Approximately 80% of Initial Level)	(Approximately 80% of Initial Level)	(100% of Initial Level)
Contingent Coupons:	If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount expected to be at least $43.95 (equivalent to approximately 17.58% per annum) (to be determined on the Trade Date) per $1,000 principal amount of securities and all prior unpaid contingent coupons, if any, that were not paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. If a Coupon Barrier Event has occurred on an Observation Date, you will not receive the contingent coupon for such Observation Date on the immediately following Contingent Coupon Payment Date. If any Contingent Coupon Payment Date is not a business day, the contingent coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any contingent coupon will not be adjusted with respect to any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No contingent coupons will be payable following an Automatic Redemption. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date; provided that the contingent coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.
Coupon Barrier Event:	A Coupon Barrier Event will occur if, on any Observation Date, the closing level of any Underlying on such Observation Date is less than its Coupon Barrier Level.
Redemption Amount:	If these securities have not been previously automatically redeemed, at maturity, the Redemption Amount you will receive will depend on the individual performance of each Underlying and whether a Knock-In Event has occurred. For each $1,000 principal amount of securities, the Redemption Amount consisting of cash or shares we will pay or deliver will be determined as follows:
•	If a Knock-In Event has not occurred, a cash payment equal to $1,000. Therefore, you will not participate in any appreciation of any Underlying.
•	If a Knock-In Event has occurred, a number of shares of the Lowest Performing Underlying equal to the Physical Delivery Amount, plus a cash amount in respect of any fractional share, subject to our election to pay cash instead of delivering the Physical Delivery Amount as described below under “Physical Delivery Amount.” The value of the shares or cash as of the Valuation Date will be less than $800. You could lose your entire investment.
Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

Physical Delivery Amount:	The Physical Delivery Amount per $1,000 principal amount of securities is a number of shares of the Lowest Performing Underlying rounded down to the nearest whole number equal to the product of (i) $1,000 divided by the Initial Level of the Lowest Performing Underlying and (ii) the applicable share adjustment factor. Each share adjustment factor is initially set equal to 1.0 on the Trade Date, subject to adjustment as described under “Description of the Securities—Adjustments” in the relevant product supplement. In lieu of any fractional shares in respect of the Physical Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Level of the Lowest Performing Underlying. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash. The Physical Delivery Amount (together with any cash amount paid in lieu of fractional shares) will be determined for each $1,000 principal amount of securities you hold. At our election, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of (i) $1,000 divided by the Initial Level of the Lowest Performing Underlying and (ii) the Final Level of the Lowest Performing Underlying. If we exercise our option to deliver cash, we will give notice of our election at least one business day before the Valuation Date.
Automatic Redemption:	If a Trigger Event occurs, the securities will be automatically redeemed and you will receive on the Contingent Coupon Payment Date immediately following the relevant Trigger Observation Date (the “Automatic Redemption Date”) a cash payment equal to $1,000 for each $1,000 principal amount of the securities (the “Automatic Redemption Amount”) and the contingent coupon payable, if any, on the immediately following Contingent Coupon Payment Date and all prior unpaid coupons, if any, that were not paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made with respect to the securities. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.
Trigger Event:	A Trigger Event will occur if, on any Trigger Observation Date, the closing level of each Underlying on such Trigger Observation Date is equal to or greater than its Trigger Level.
Knock-In Event:	A Knock-In Event will occur if the Final Level of any Underlying is less than its Knock-In Level.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the lesser of (i) zero and (ii) an amount calculated as follows:
Final Level − Initial Level Initial Level
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date:	November 18, 2021, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	November 26, 2021, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Events of Default:

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

• a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP:	22550MLX5

Key Dates:	Each Observation Date, Trigger Observation Date and Contingent Coupon Payment Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Observation Dates	Trigger Observation Dates	Contingent Coupon Payment Dates
February 18, 2021	February 18, 2021	February 25, 2021
May 18, 2021	May 18, 2021	May 25, 2021
August 18, 2021	August 18, 2021	August 25, 2021
Valuation Date		Maturity Date

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I–A dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011953/dp130590_424b2-ps1a.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The table and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of performances of the Lowest Performing Underlying and, in the case of the contingent coupon payment examples, contingent coupons payable over the term of the securities, which will depend on the number and timing of Coupon Barrier Events that have occurred over the term of the securities. The table and examples below assume that (i) if a Coupon Barrier Event does not occur on an Observation Date, a contingent coupon of $43.95 per $1,000 principal amount of securities will be paid on the immediately following Contingent Coupon Payment Date, (ii) the securities are not automatically redeemed prior to maturity, (iii) the Knock-In Level for each Underlying is 80% of the Initial Level of such Underlying, (iv) the hypothetical Initial Level of the Lowest Performing Underlying is $200, (v) a share adjustment factor of 1.0 and (vi) if the Physical Delivery Amount is to be delivered at maturity, we do not exercise our right to pay cash instead of the Physical Delivery Amount. The actual contingent coupon amount and Knock-In Levels will be determined on the Trade Date.

The hypothetical Redemption Amounts and contingent coupon examples set forth below are for illustrative purposes only. The actual Redemption Amount and total contingent coupons applicable to a purchaser of the securities, if any, will depend on whether and when any Coupon Barrier Events have occurred over the term of the securities, whether a Knock-In Event has occurred and on the Final Level of the Lowest Performing Underlying. It is not possible to predict when and how many Coupon Barrier Events will occur, if any, or whether a Knock-In Event will occur and, in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Furthermore, it is not possible to predict whether a Trigger Event will occur. If a Trigger Event occurs, the securities will be automatically redeemed for a cash payment equal to the principal amount of the securities you hold, any contingent coupons payable and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons, and no further payments will be made in respect of the securities. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash.

You will not participate in any appreciation in the Underlyings. You should consider carefully whether the securities are suitable to your investment goals. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

TABLE: Hypothetical Redemption Amounts

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Return on the Securities (excluding contingent coupons, if any)	Redemption Amount (excluding contingent coupons, if any)*
100%	0%	$1,000
90%	0%	$1,000
80%	0%	$1,000
70%	0%	$1,000
60%	0%	$1,000
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000
−10%	0%	$1,000
−20%	0%	$1,000
−21%	−21%	5 shares
−30%	−30%	5 shares
−40%	−40%	5 shares
−50%	−50%	5 shares
−60%	−60%	5 shares
−70%	−70%	5 shares
−80%	−80%	5 shares
−90%	−90%	5 shares
−100%	−100%	$0

*If shares are delivered, the Redemption Amount will be comprised of a number of shares plus a cash amount in lieu of any fractional shares. The value of the shares delivered at maturity will depend on the value of the Lowest Performing Underlying at the time of delivery but based on the value of the shares on the Valuation Date their value will be less than $1,000 per security. Because the Valuation Date is prior to the Maturity Date, the return on the securities may differ from and may be lower than the percentage change in the level of the Lowest Performing Underlying from its Initial Level to its Final Level. See “Selected Risk Considerations—The value of the Physical Delivery Amount could be less on the Maturity Date than on the Valuation Date” herein.

The total payment or delivery on the securities will be equal to the Redemption Amount applicable to an investor plus the total contingent coupons on the securities.

EXAMPLES:

The following examples illustrate how the contingent coupon payments are calculated.

Example 1: A Coupon Barrier Event occurs on every Observation Date.

Underlying	Closing level on the first through final Observation Dates
FDX	Less than Coupon Barrier Level
CAT	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event occurred on every Observation Date, no contingent coupon payments will be made on the securities.

Example 2: A Coupon Barrier Event does not occur on any Observation Date.

Underlying	Closing level on the first through final Observation Dates
FDX	Equal to or greater than Coupon Barrier Level
CAT	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event did not occur on any Observation Date, you will receive the contingent coupon of $43.95 with respect to each Observation Date on the respective Contingent Coupon Payment Date.

The total amount of the contingent coupons received in this example is $43.95 x 4 = $175.80.

Example 3: A Coupon Barrier Event occurs on the first, second and fourth through final Observation Dates.

Underlying	Closing level on the first and second Observation Dates	Closing level on the third Observation Date	Closing level on the final Observation Dates
FDX	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level
CAT	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event occurred on the first and second Observation Dates, no contingent coupon will be paid on the respective Contingent Coupon Payment Dates. However, because a Coupon Barrier Event did not occur on the third Observation Date, on the third Contingent Coupon Payment Date you will receive the contingent coupon of $43.95 with respect to the third Observation Date and the unpaid contingent coupons with respect to the first and second Observation Dates, for a total contingent coupon payment on the third Contingent Coupon Payment Date of $43.95 x 3 = $131.85.

Because a Coupon Barrier Event occurred with respect to the final Observation Date, no contingent coupon will be paid with respect to that Observation Date.

The total amount of the contingent coupons received in this example is $43.95 x 3 = $131.85.

Example 4: A Coupon Barrier Event occurs on the second and fourth through final Observation Dates.

Underlying	Closing level on the first Observation Date	Closing level on the second Observation Date	Closing level on the third Observation Date	Closing level on the final Observation Dates
FDX	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level
CAT	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event did not occur on the first Observation Date, you will receive the contingent coupon of $43.95 with respect to that Observation Date on the related Contingent Coupon Payment Date.

Because a Coupon Barrier Event occurred on the second Observation Date, no contingent coupon will be paid on the related Contingent Coupon Payment Date. However, because a Coupon Barrier Event did not occur on the third Observation Date, on the third Contingent Coupon Payment Date you will receive the contingent coupon of $43.95 with respect to the third Observation Date and the unpaid contingent coupon with respect to the second Observation Date, for a total contingent coupon payment on the third Contingent Coupon Payment Date of $43.95 x 2 = 87.90.

Because a Coupon Barrier Event occurred on the final Observation Date, no contingent coupon will be paid on the related Contingent Coupon Payment Date.

The total amount of the contingent coupons received in this example is $43.95 x 3 = $131.85.

Example 5: A Coupon Barrier Event occurs on the first through third Observation Dates.

Underlying	Closing level on the first through third Observation Dates	Closing level on the final Observation Date
FDX	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level
CAT	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event occurred on the first through third Observation Dates, no contingent coupons will be paid on the respective related Contingent Coupon Payment Dates. However, because a Coupon Barrier Event did not occur on the final Observation Date, on the final Contingent Coupon Payment Date you will receive the contingent coupon of $43.95 with respect to the final Observation Date and the unpaid contingent coupons with respect to the first through third Observation Dates.

The total amount of the contingent coupons received in this example is $43.95 x 4 = $175.80.

As long as a Coupon Barrier Event does not occur on the final Observation Date, you will ultimately receive the maximum coupon amount for each $1,000 principal amount of the securities.

The following examples illustrate how the Redemption Amount (excluding contingent coupons) is calculated.

Example 1: A Knock-In Event has occurred because the Final Level of an Underlying is less than its Knock-In Level.

Underlying	Final Level
FDX	90% of Initial Level
CAT	50% of Initial Level

Because the Final Level of CAT is less than its Knock-In Level, a Knock-In Event has occurred. CAT is also the Lowest Performing Underlying. Therefore, the Redemption Amount will equal the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Level of the Lowest Performing Underlying
	=	$1,000/$200
	=	5 shares of the Lowest Performing Underlying
Redemption Amount	=	Physical Delivery Amount
	=	5 shares of the Lowest Performing Underlying

In this example, at maturity an investor would receive a Redemption Amount equal to 5 shares of the Lowest Performing Underlying. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $500, calculated as follows:

Physical Delivery Amount	=	5 shares of the Lowest Performing Underlying
Value of Redemption Amount on the Valuation Date	=	5 shares of the Lowest Performing Underlying × $100
	=	$500

In these circumstances, the investor will be exposed to any depreciation in the level of the Lowest Performing Underlying from its Initial Level to the time of delivery.

Example 2: A Knock-In Event has not occurred because the Final Level of each Underlying is equal to or greater than its Knock-In Level; the Final Level of each Underlying is greater than its Initial Level.

Underlying	Final Level
FDX	120% of Initial Level
CAT	105% of Initial Level

Because the Final Level of each Underlying is not less than its Knock-In Level, a Knock-In Event has not occurred. Even though the Final Level of each Underlying is greater than its Initial Level, you will not participate in the appreciation of any Underlying.

Therefore, the Redemption Amount equals $1,000.

Example 3: A Knock-In Event has not occurred because the Final Level of each Underlying is equal to or greater than its Knock-In Level; the Final Level of each Underlying is less than its Initial Level.

Underlying	Final Level
FDX	85% of Initial Level
CAT	80% of Initial Level

Even though the Final Level of each Underlying is less than its Initial Level, since the Final Level of each Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — If the securities are not automatically redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding contingent coupons, if any. If a Knock-In Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will receive will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT OR DELIVERY YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment or delivery you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS CONTINGENT COUPONS, IF ANY — The securities will not pay more than the principal amount plus contingent coupons, if any, regardless of the performance of any Underlying. Even if the Final Level of each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying. Therefore, the maximum amount payable with respect to the securities (excluding contingent coupons, if any) is $1,000 for each $1,000 principal amount of the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon an Automatic Redemption.

•	THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. The number of contingent coupons you receive over the term of the securities, if any, will depend on the performance of the Underlyings during the term of the securities and when and how many Coupon Barrier Events occur. If a Coupon Barrier Event occurs on an Observation Date, you will not receive the contingent coupon for such Observation Date on the immediately following Contingent Coupon Payment Date. Accordingly, if a Coupon Barrier Event occurs on every Observation Date, you will not receive any contingent coupons during the term of the securities. However, any such unpaid contingent coupon will be paid on a later Contingent Coupon Payment Date if a Coupon Barrier Event has not occurred on the immediately preceding Observation Date. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the number of contingent coupons is variable and may be zero.

Even if you receive the maximum amount payable with respect to the securities, it is possible that you may not receive any contingent coupons for an extended period during the term of the securities. For example, if a Coupon Barrier Event occurs on each Observation Date beginning early in the term of the securities until near the end of the term of the securities, you would not receive any contingent coupons for an extended period of time during the term of the securities. You will not be compensated for the time value of money, nor will we pay interest or any other amount, if we pay contingent coupons after the related Contingent Coupon Payment Date.

In addition, if rates generally increase over the term of the securities, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupons over the term of the securities, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

•	CONTINGENT COUPONS, IF ANY, ARE PAID ON A PERIODIC BASIS AND ARE BASED SOLELY ON THE CLOSING LEVELS OF THE UNDERLYINGS ON THE SPECIFIED OBSERVATION DATES — Whether the contingent coupon will be paid with respect to an Observation Date will be based on the closing levels of the Underlyings on such date. As a result, you will not know whether you will receive the contingent coupon until near the end of the relevant period. Moreover, because the contingent coupon is based solely on the closing levels of the Underlyings on a specific Observation Date, if the closing level of an Underlying is less than its Coupon Barrier Level on an Observation Date, you will not receive any contingent coupon with respect to such Observation Date, even if the closing level of such Underlying was higher on other days during the relevant period. Even if you receive the maximum amount payable with respect to the notes, it is possible that you may not receive any contingent coupons for an extended period during the term of the notes and you may not know whether you will receive any contingent coupons until near the end of the term of the notes.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of such Underlying could be less than (i) its Coupon Barrier Level on any Observation Date or (ii) its Knock-In Level on the Valuation Date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher contingent coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Coupon Barrier Levels or Knock-In Levels) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher contingent coupon may indicate an increased risk of loss. Further, relatively lower Coupon Barrier Levels or Knock-In Levels may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the securities have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the securities.

•	AN AUTOMATIC REDEMPTION WOULD LIMIT YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE SECURITIES — The securities are subject to a potential Automatic Redemption. If a Trigger Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold, the contingent coupon payable on the immediately following Contingent Coupon Payment Date and all prior unpaid contingent coupons that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons, if any, and no further payments will be made in respect of the securities. In this case, you will lose the opportunity to continue to be paid contingent coupons from the Automatic Redemption Date to the scheduled Maturity Date.

•	THE VALUE OF THE PHYSICAL DELIVERY AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE VALUATION DATE — If a Knock-In Event has occurred, you will receive on the Maturity Date the Physical Delivery Amount, which will consist of a whole number of shares of the

Lowest Performing Underlying plus an amount in cash corresponding to any fractional share, subject to our election to pay cash instead. The value of the Physical Delivery Amount on the Valuation Date will be less than $1,000 per $1,000 principal amount of securities and could fluctuate, possibly decreasing, in the period between the Valuation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the Valuation Date and the Maturity Date. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash. Therefore, if the Initial Level of the Lowest Performing Underlying is greater than $1,000, the Redemption Amount will be paid in cash, unless the share adjustment factor increases by an amount sufficient to result in the delivery of at least one share.

•	The U.S. federal tax consequences of an InVestment In the securItIes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlyings

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, you will be exposed to the depreciation of the Lowest Performing Underlying and will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that (i) the Final Level of at least one of the Underlyings will be below its Knock-In Level and (ii) a Coupon Barrier Event occurs with respect to at least one of the Underlyings on one or more Observation Dates, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the Reference Share Issuers’ businesses tend to be related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Reference Share Issuer and its businesses, you are also taking a risk relating to the relationship between each Reference Share Issuer and Underlying to others.

•	NO AFFILIATION WITH THE REFERENCE SHARE ISSUERS — We are not affiliated with the Reference Share Issuers. You should make your own investigation into the Underlyings and the Reference Share Issuers. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuers.

•	NO OWNERSHIP RIGHTS IN THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any ownership interest or rights in the Underlyings, such as voting rights or dividend payments. In addition, the issuer of the Underlyings will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlyings and therefore, the value of the securities.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

Risks Relating to the Issuer

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers, including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold shares of the Underlyings. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the dividend rate on the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the respective industries of the Reference Share Issuers;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Reference Share Issuers or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below.

According to its publicly available filings with the SEC, FedEx Corporation provides a portfolio of transportation, ecommerce and business services through companies competing collectively, operating independently and managed collaboratively, under the FedEx brand, including FedEx Express, FedEx Ground, FedEx Freight and FedEx Services. The common stock of FedEx Corporation is listed on the New York Stock Exchange. FedEx Corporation’s SEC file number is 001-15829 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Caterpillar Inc. is a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The common stock of Caterpillar Inc. is listed on the New York Stock Exchange. Caterpillar Inc.’s SEC file number is 001-00768 and can be accessed through www.sec.gov.

This pricing supplement relates only to the securities offered hereby and does not relate to the Underlyings or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Underlyings and the Reference Share Issuers from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 2, 2015 through November 13, 2020. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Underlyings, see “The Underlyings” herein.

The closing level of the common stock of FedEx Corporation on November 13, 2020 was $271.91.

The closing level of the common stock of Caterpillar Inc. on November 13, 2020 was $171.71.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement for cash) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be short-term capital gain or loss.

•	If you receive the underlying shares (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the underlying shares received. Instead, you should have an aggregate tax basis in the underlying shares received (including any fractional shares deemed received) equal to your tax basis in the securities. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law. This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax advisor regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of our distributor accession confirmation with CGMI dated as of March 23, 2012, CGMI will act as placement agent for the securities. CGMI will receive discounts and commissions from Credit Suisse or one of our affiliates that will not exceed $23 per $1,000 principal amount of securities and will forgo discounts and commissions for sales to fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Credit Suisse